Exhibit 11.1

Your Vision Our Focus

Consent of Independent Public Accounting Firm

We consent to the inclusion in Oracle Health, Inc.’s Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (the “Offering Statement”) of our Independent Auditor’s Report dated April 20, 2022 with respect to the financial statements of Oracle Health, Inc.’s as of December 31, 2021 and 2020 and for the years then ended. We also consent to the reference to us in the “Experts” section of the Offering Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

April 20, 2022

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660/Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS